Exhibit 10.12
KRONOS BIO, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
ADOPTED: SEPTEMBER 30, 2020
Each member of the Board of Directors (the “Board”) of Kronos Bio, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the closing of the initial public offering of the Company’s common stock (the “IPO”).
The Director Compensation Policy will be effective upon the execution of the underwriting agreement in connection with the IPO (the date of such execution being referred to as the “IPO Date”). The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.
A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.
Annual Cash Compensation
Commencing at the beginning of the first calendar quarter following the IPO Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.
1.Annual Board Service Retainer:
a.All Eligible Directors: $35,000
2.Annual Board Chair Service Retainer (in lieu of Board Service Retainer):
a.All Eligible Directors: $65,000
3.Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $7,500
b.Member of the Compensation Committee: $5,000
c.Member of the Nominating and Corporate Governance Committee: $4,000
4.Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.Chairman of the Audit Committee: $15,000
b.Chairman of the Compensation Committee: $10,000
c.Chairman of the Nominating and Corporate Governance Committee: $8,000
Equity Compensation
Equity awards will be granted under the Company’s 2020 Equity Incentive Plan (the “Plan”), adopted in connection with the IPO. All stock options granted under this policy will be Nonstatutory Stock Options (as defined in the Plan), with a maximum term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant. The equity awards described below are subject to the non-employee director compensation limits set forth in Section 3(d) of the Plan.
(a)Automatic Equity Grants.
(i) Initial Grant for New Directors. Without any further action of the Board, each person who, after the IPO Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director (or, if such date is not a market trading day, the first market trading day thereafter), be granted a Nonstatutory Stock Option to purchase 41,200 shares of common stock of the Company (the “Initial Option Grant”). The Initial Option Grant will vest in a series of three annual installments over the three-year period measured from the date of grant.
(ii) Annual Grant. Without any further action of the Board, at the close of business on the date of each annual meeting of stockholders following the IPO, each person who is then a Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase 20,600 shares of common stock (the “Annual Option Grant”). Each Annual Option Grant will vest upon the earlier of (a) the one-year anniversary of the date of grant and (b) the date of the next annual meeting of stockholders. Annual Option Grants for Non-Employee Directors who were initially appointed or elected to the Board during the 12 months preceding the Annual Option Grant will be prorated on a monthly basis for time in service. For example, if the Annual Option Grant is made on June 1, 2021 and the Non-Employee Director was initially appointed or elected to the Board on March 1, 2021, then such Non-Employee Director would receive on Annual Option Grant on June 1, 2021 to purchase 5,150 shares of common stock (25% of a non-prorated Annual Option Grant).
(b)Vesting; Change in Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change in Control.
(c)Remaining Terms. The remaining terms and conditions of each award, including transferability, will be as set forth in the Company’s Standard Option Grant Package, in the forms adopted from time to time by the Board.
Expenses
The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.